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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of American Media Operations, Inc. on Form S-4 of our report dated May 21, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), on the combined consolidated balance sheets of Weider Publications, Inc. and subsidiaries and Weider Interactive Networks, Inc. as of December 31, 2002 and 2001 and the related combined consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2002 and 2001, the seven months ended December 31, 2000 and the year ended May 31, 2000, appearing in the Current Report on Form 8-K of American Media Operations, Inc. filed on June 6, 2003 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP


Los Angeles, California
June 6, 2003